                                                                   EXHIBIT 99.7

                                                                   [LOGO] Kodak

                                                          Eastman Kodak Company
                                                               343 State Street
                                                            Rochester, NY 14650

                              -------------------------------------------------

                                                                      Notice of
                                                                Special Meeting
                                                            and Proxy Statement






                                               Date of Notice December 31, 2001

                              NOTICE OF A SPECIAL
                            MEETING OF SHAREHOLDERS

A Special Meeting of Shareholders of Eastman Kodak Company will be held on Friday, January 25, 2002, at 9:00 AM, in Salon D at The Westin, 2 Whippany Road, Morristown, NJ. There is one proposal to be voted on at the Meeting:

    Amendment of the Eastman Kodak Company 1990 Omnibus Long-Term Compensation Plan, the Eastman Kodak Company 1995 Omnibus Long-Term Compensation Plan, the 2000 Omnibus Long-Term Compensation Plan, the Wage Dividend Plan and the Kodak Stock Option Plan to permit the exchange of outstanding options for new options to be granted at least six months and one day from the cancellation of the outstanding options, with an exercise price equal to the fair market value of the Company's common stock on the date of grant, for the purpose of motivating and retaining employees.

The Board of Directors recommends a vote FOR this proposal.

If you were a shareholder of record at the close of business on December 18, 2001, you are entitled to vote at this Meeting.

If you have any questions about the Meeting, please contact:

    Coordinator, Shareholder Services
    Eastman Kodak Company
    343 State Street
    Rochester, New York 14650-0211
    (585) 724-5492

By Order of the Board of Directors

/s/ Joyce P. Haag
Joyce P. Haag
Secretary and Assistant General Counsel
Eastman Kodak Company
December 31, 2001

  [LOGO] Kodak
                               December 31, 2001
Dear Shareholder:

    A Special Meeting of Shareholders will be held on Friday, January 25, 2002, at 9:00 AM, in Salon D at The Westin, 2 Whippany Road, Morristown, NJ. You will be asked to vote on one proposal. No other business will be conducted at this Meeting.

    You may vote by Internet, telephone, written proxy, or written ballot at the Meeting. We encourage you to use the Internet; it is the most cost-effective way to vote.

    We would like to take this opportunity to remind you that your vote is very important.

                                 Sincerely,
                                 /s/ Daniel A. Carp
                                 Daniel A. Carp
                                 Chairman of the Board
---------------------------------------------------------------
                 343 STATE STREET . ROCHESTER, NEW YORK 14650

                               TABLE OF CONTENTS

Notice of the Meeting................................................................................  1

Letter to Shareholders...............................................................................  2

Questions and Answers................................................................................  4

Proposal to be Voted On
      Amendment of the Eastman Kodak Company 1990 Omnibus Long-Term Compensation
      Plan, the Eastman Kodak Company 1995 Omnibus Long-Term Compensation Plan, the
      2000 Omnibus Long-Term Compensation Plan, the Wage Dividend Plan and the Kodak
      Stock Option Plan to permit the exchange of outstanding options for new options to be granted at least six months and one day from the cancellation of the outstanding options, with an exercise price equal to the fair market value of the Company's common stock on the date of grant, for the purpose of motivating and retaining employees.......................  7

Beneficial Security Ownership Table.................................................................. 11

Compensation for the Year 2000....................................................................... 12

   Director Compensation............................................................................. 12

   Compensation of Named Executive Officers.......................................................... 13
      Summary Compensation Table..................................................................... 13
      Option/SAR Grants Table........................................................................ 15
      Option/SAR Exercises and Year-End Values Table................................................. 16
      Long-Term Incentive Plan....................................................................... 17
      Employment Contracts and Arrangements.......................................................... 18
      Change in Control Arrangements................................................................. 19
      Retirement Plan................................................................................ 20

Report of the Executive Compensation and Development Committee....................................... 22

Performance Graph - Shareholder Return............................................................... 25

                             QUESTIONS AND ANSWERS

--------------------------------------------------------------------------------

Q: What am I voting on?

A:  You are voting on one proposal:
Amendment of the Eastman Kodak Company 1990 Omnibus Long-Term Compensation Plan, the Eastman Kodak Company 1995 Omnibus Long-Term Compensation Plan, the 2000 Omnibus Long-Term Compensation Plan, the Wage Dividend Plan and the Kodak Stock Option Plan to permit the exchange of outstanding options for new options to be granted at least six months and one day from the cancellation of the outstanding options, with an exercise price equal to the fair market value of the Company's common stock on the date of grant, for the purpose of motivating and retaining employees.

--------------------------------------------------------------------------------

Q: Who is soliciting my proxy to vote on this proposal?

A:  Our Board of Directors is requesting your proxy to vote on this proposal.

--------------------------------------------------------------------------------

Q: What is the voting recommendation of the Board?

A: The Board recommends a vote FOR this proposal.

--------------------------------------------------------------------------------

Q: Will any other matters be voted on?

A: No. We are not aware of any other matters that you will be asked to vote on at the Meeting. If any other matter is properly brought before the Meeting, Daniel A. Carp and Joyce P. Haag, acting as your proxies, will vote for you in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Meeting.

--------------------------------------------------------------------------------
Q: How do I vote?

A: There are four ways to vote:
       . By Internet at http://www.eproxyvote.com/ek. We encourage you to vote this way.
       . By toll-free telephone at (877) 779-8683.
       . By completing and mailing your proxy card.
       . By written ballot at the Meeting.
If you vote by Internet or telephone, your vote must be received before midnight of the day before the Meeting. Your shares will be voted as you indicate. If you do not indicate your voting preferences, Daniel A. Carp and Joyce P. Haag will vote your shares FOR this proposal.

--------------------------------------------------------------------------------
Q: Who can vote?

A: You can vote if you were a shareholder of record as of the close of business on December 18, 2001 (the Record Date). Each share of common stock is entitled to one vote.

--------------------------------------------------------------------------------
Q. Can I change my vote?

A: Yes. You can change your vote or revoke your proxy any time before the Meeting by:
       . entering a new vote by Internet or telephone;
       . returning a later-dated proxy card;
       . notifying Joyce P. Haag, Secretary and Assistant General Counsel; or . completing a written ballot at the Meeting.

Q: Is a shareholder vote required for the plan amendments?

A: No. The Board of Directors has determined that it would be in the best interest of the Company to submit this proposal to a vote of shareholders. The Stock Option Exchange Program will not be implemented without the affirmative vote of a majority of the votes cast at the Meeting.

--------------------------------------------------------------------------------
Q: Is my vote confidential?

A: Yes. Only the inspectors of election and certain individuals who help with processing and counting the vote have access to your vote. Directors and employees of the Company may see your vote only if the Company needs to defend itself against a claim or if there is a proxy solicitation by someone other than the Company. Therefore, please do not write any comments on your proxy card.

--------------------------------------------------------------------------------
Q: Who will count the vote?

A: EquiServe Trust Company, N.A. will count the vote. Its representatives will be the inspectors of election.

--------------------------------------------------------------------------------
Q: What shares are covered by my proxy card?

A: The shares covered by your card represent all the shares of Kodak stock you own, including those in the Eastman Kodak Shares Program and the Employee Stock Purchase Plan, and those credited to your account in the Eastman Kodak Employees' Savings and Investment Plan and the Kodak Employees' Stock Ownership Plan. The trustees and custodians of these plans will vote your shares in each plan as you direct.

--------------------------------------------------------------------------------

Q: What does it mean if I get more than one proxy card?

A: It means your shares are in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, EquiServe Trust Company, N.A, at (800) 253-6057.

--------------------------------------------------------------------------------
Q: Who can attend this Meeting?

A: All shareholders of record as of the close of business on December 18, 2001, are eligible to attend. Seating, however, is limited. Attendance at the Meeting will be on a first-come, first-served basis, upon arrival at the Meeting.

--------------------------------------------------------------------------------
Q: Do I need to attend this Meeting?

A. No. You do not need to attend. Your vote will be counted when you vote by Internet, telephone or mail.

Q. What do I need to do to attend this Meeting?

A: To attend the Meeting, please follow these instructions:
    . If you vote by using the enclosed proxy card, check the appropriate box on the card, and bring with you the Notice of the Meeting.
    . If you vote by Internet or telephone, follow the instructions provided for attendance.
    . If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.
Seating at the Meeting is very limited and will be on a first-come, first-served basis, upon arrival at the Meeting.

--------------------------------------------------------------------------------

Q: Can I bring a guest?

A: No. Due to the limited seating at the Meeting, guests will not be allowed to attend this Meeting.

--------------------------------------------------------------------------------

Q: What is the quorum requirement of the Meeting?

A: A majority of the outstanding shares on December 18, 2001, constitutes a quorum for voting at this Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast. On December 3, 2001, there were 290,914,228 shares outstanding.

--------------------------------------------------------------------------------

Q: How much did this proxy solicitation cost?

A: The Company hired Georgeson Shareholder Communications Inc. to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $18,500 plus per call fees for any individual solicitation and reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

--------------------------------------------------------------------------------

Q: What other information about Kodak is available?

A. The following information is available:
    . 2000 Annual Report on Form 10-K, which is incorporated by reference
    . Quarterly Reports during 2001 on Form 10-Q, which are incorporated by reference
    . Transcript of the 2001 Annual Meeting
    . Plan descriptions, annual reports, and trust agreements and contracts for the pension plans of the Company and its subsidiaries
    . Diversity Report; Form EEO-1
    . Health, Safety and Environment Annual Report on Kodak's website at http://www.kodak.com/go/HSE

You may request copies by contacting:
    Coordinator, Shareholder Services
    Eastman Kodak Company
    343 State Street
    Rochester, New York 14650-0211
    (585) 724-5492

You may obtain copies of the documents incorporated by reference from the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or from the SEC's website at www.sec.gov.

                            PROPOSAL TO BE VOTED ON

AMENDMENT TO THE EASTMAN KODAK COMPANY 1990 OMNIBUS LONG-TERM COMPENSATION PLAN, THE EASTMAN KODAK COMPANY 1995 OMNIBUS LONG-TERM COMPENSATION PLAN, THE 2000 OMNIBUS LONG-TERM COMPENSATION PLAN, THE WAGE DIVIDEND PLAN AND THE KODAK STOCK OPTION PLAN TO PERMIT THE EXCHANGE OF OUTSTANDING OPTIONS FOR NEW OPTIONS TO BE GRANTED AT LEAST SIX MONTHS AND ONE DAY FROM THE CANCELLATION OF THE OUTSTANDING OPTIONS, WITH AN EXERCISE PRICE EQUAL TO THE FAIR MARKET VALUE OF THE COMPANY'S COMMON STOCK ON THE DATE OF GRANT, FOR THE PURPOSE OF MOTIVATING AND RETAINING EMPLOYEES.

Introduction

Your Board of Directors has determined that it would be in your and our best interests to implement the Stock Option Exchange Program. Under this program, our employees will be given a one-time opportunity to exchange their current stock options for proportionately fewer options at a new exercise price.

Stock options are a critical component of our compensation arrangements for employees. They encourage our employees to act as owners, which helps to align their interests with yours. We grant stock options to motivate and reward our employees for profitable growth and to encourage them to continue their employment with us.

Due to our undervalued stock price and the economic slow down, virtually all of our employees have stock options with exercise prices significantly higher than the current trading price of our common stock. Simply put, the perception is that these stock options have no value. As a result, our options are no longer effectively providing the employee motivation and retention that they were intended to provide.

In keeping with our recently announced business realignment, which is designed to help drive profitable growth, the Stock Option Exchange Program provides us a fresh start to motivate and reward our employees for their role in achieving this growth. By realigning the exercise prices of previously granted stock options with the current market price of our common stock, the program increases our employees' opportunity to realize value from their stock options.

We have structured the program to strike a balance between your interests and those of our employees. This is most evident by the manner in which the stock options will be exchanged. Using the value neutral approach described below, employees participating in the program will generally receive new options for a lesser number of shares then they surrender. This approach is designed to limit any dilution in your ownership.

Although your approval of the Stock Option Exchange Program is not required by law, by any regulations or by the terms of our stock option plans, we believe that sound corporate governance dictates that the program not be implemented unless it is approved by you. Several plan amendments to our stock option plans are necessary to implement the program. While your approval is not required for these amendments, we will not make these plan changes without your approval.

Background

We believe that stock options are a valuable tool to align the interests of employees and shareholders. For this reason, we have offered employees worldwide stock options to recognize, reward and motivate their performance.

In 1998 and 2000, we issued stock options under the Kodak Stock Option Plan to all employees worldwide with the exception of our management-level employees. We also maintain another plan for all employees under which stock options may be granted periodically for exceptional, individual performance.

Under our management stock option plans, our policy has generally been to grant options to management-level employees at the time of their initial employment and to make annual grants of options to management-level employees.

At the time an option is awarded, we specify the number of shares of common stock that can be purchased upon exercise of the option and the price per share which the employee must pay in order to exercise the option. We do not grant stock options with an exercise price less than the current trading price of our common stock.

As of December 10, 2001, options to purchase an aggregate of 31,353,133 shares of common stock were eligible for exchange under the Stock Option Exchange Program with exercise prices ranging from $26.90 to $92.31. Approximately 61,000 employees worldwide hold these options. Each of these options was granted under one of the following plans: the Eastman Kodak Company 1990 Omnibus Long-Term Compensation Plan, the Eastman Kodak Company 1995 Omnibus Long-Term Compensation Plan, the 2000 Omnibus Long-Term Compensation Plan, the Wage Dividend Plan and the Kodak Stock Option Plan. The shares of common stock for which the new options will be exercisable have been registered with the Securities and Exchange Commission.

The new options will be granted from the same option plan under which the surrendered options were originally granted. The terms and conditions of the new options will generally be identical to the surrendered options they replace except for the exercise price and the number of shares underlying the options, as more fully described below. All new options granted under the Stock Option Exchange Program will be nonqualified stock options for U.S. federal income tax purposes.

Description of Stock Option Exchange Program

Grant of New Options. Under the Stock Option Exchange Program, our eligible employees may make a one-time election to cancel all of their existing stock options and exchange them for new options. These new options will be issued on August 26, 2002, or thereafter, on the first business day that is at least six months and one day after the cancellation of the old options. Participation in the program is voluntary. To participate in the program, however, an employee must elect to cancel all of his or her options. In other words, an employee may not elect to exchange some of his or her current options and retain others.

Eligibility. The program is open to all of our employees and the employees of our participating subsidiaries. Our six most senior executive officers are not, however, eligible to participate in the program. The program is also not available to our directors or any former employees or retirees.

Exchange Ratio. The exchange ratio for the program, i.e., how many current options an employee must surrender in order to receive one new option, is based on the Black-Scholes option valuation model. This model is a recognized and accepted method to determine the value of an option. We choose this approach in order to make the exchange program value neutral to you, our shareholders. In other words, we wanted to avoid the dilution in ownership that normally results when all options are exchanged on a one-for-one basis.

Using the Black-Scholes valuation model, the value of each option was determined both before and after the exchange. For purposes of determining current value, we used 90% of an option's current Black-Scholes value. These values were then compared to determine an appropriate exchange ratio based on the current option's existing exercise price. While some options will be exchanged on a one-for-one basis, in the vast majority of cases, an employee will exchange two or three existing options for a single new one. We have set the exchange ratio for both the 1998 and 2000 all employee grants at 1.5 to one. The following table shows the specific exchange ratios that will be used in the program for all other options.

                     --------------------------------------

                        Grant Price         Exchange Ratio
                     --------------------------------------
                        Less than $37           1 for 1
                     --------------------------------------
                        $37 through $57.99    1.5 for 1
                     --------------------------------------
                        $58 through $69.99      2 for 1
                     --------------------------------------
                        $70 through $78.99    2.5 for 1
                     --------------------------------------
                        $79 and higher          3 for 1

Exercise Price of New Options. All new options will be granted with an exercise price equal to the average of the high and low trading prices of our common stock on August 26, 2002 or thereafter on the first business day that is at least six months and one day after the cancellation of the old options.

Vesting of New Options. All of the new options will have the same vesting terms as the surrendered options they replace. Consequently, any surrendered options that will have vested prior to the new grant date will be replace with new options that are vested.

Term of New Options. Each new option will have a term equal to the remaining term of the surrendered options it replaces.

Other Terms and Conditions of New Options. All of the other terms and conditions of the new options will generally be identical to the surrendered options they replace.

Implementation of the Stock Option Exchange Program. Your Board of Directors authorized the Stock Option Exchange Program in November, 2001, upon the recommendation of its Executive Compensation and Development Committee, subject to your approval. If you approve the program, immediately after the meeting eligible employees will be offered the opportunity to participate in the program under an Offer of Exchange filed with the Securities and Exchange Commission and distributed to all eligible employees. Employees will be given a short election period in which to accept the offer of the new options in exchange for the surrender of all their existing options. For those employees who choose to participate in the program, all of their current options will be cancelled on the last day of this election period. The new options will be granted on August 26, 2002, or thereafter, on the first business day that is at least six months and one day after the cancellation of the old options.

Stock Appreciation Rights. We grant stock appreciation rights (SARs) in those countries where the grant of stock options is either illegal or impractical. These SARs will be eligible for the Stock Option Exchange Program on essentially the same terms and conditions as described above for stock options.

Accounting Treatment. We have structured the program to comply with Financial Standards Accounting Board guidelines so that the Company will receive the same accounting treatment for the new options as it does for its current options. In other words, the program has been designed so that we will avoid any variable accounting compensation charges against our earnings.

U.S. Federal Income Tax Consequences. The exchange should be treated as a non-taxable exchange and no income for U.S. federal income tax purposes should be recognized by the employees or the Company upon the grant of the new options.

New Plan Benefits

Because the decision whether to participate in the Stock Option Exchange Program is completely voluntary, we are not able to predict who will participate or how may options any particular group of employees will elect to exchange.

Also, as previously stated, our six most senior executive officers are not eligible to participate in the program. Since these six include all of our named executive officers, no named executive officer will be eligible for the exchange. The following table indicates the maximum number of options that would be cancelled and the maximum number that would be reissued assuming all of the persons within the indicated groups elect to participate in the exchange program.

                                                           Maximum Number of         Maximum Number
                                                       Shares of Stock Underlying     of Shares of
                                                         Existing Options that    Stock Underlying New
                         Name                              will be Cancelled            Options
                         ----                          -------------------------- --------------------
All Executive Officers/(a)/...........................          1,620,835               1,036,606
All employees (other than executive officers) as a
  group...............................................         29,732,298              19,212,972

--------
/(a)/ Excludes the six most senior executive officers since they are ineligible to participate in the Stock Option Exchange Program.

Effect on Shareholders

We are not able to predict with any degree of certainty the impact the program will have on your rights as a shareholder because we are unable to predict how many option holders will exchange their options or what the future market price of the Company's stock will be. The program was designed to be value neutral to you, and to avoid the dilution in ownership that normally results when all options are exchanged on a one-for-one basis. There is a risk that employees will not see the Stock Option Exchange Program as a sufficient incentive to motivate and retain them as employees. Also, if the price of the Company's stock rises after the new options are granted, then option holders will be more likely to exercise the new options than the current options and the exercises are likely to occur earlier. As additional shares of our common stock are issued upon option exercises, existing shareholders will be proportionately diluted.

Proposed Plan Amendments

Generally, three plan amendments are necessary to implement the Stock Option Exchange Program.

The first of these amendments addresses the permissibility of implementing the program. Both the Eastman Kodak Company 1995 Omnibus Long-Term Compensation Plan and the 2000 Omnibus Long-Term Compensation Plan presently prohibit the cancellation of a stock option in exchange for the issuance of a new option with a lower exercise price. The remaining stock option plans, the Wage Dividend Plan, the Kodak Stock Option Plan and the Eastman Kodak Company 1990 Omnibus Long-Term Compensation Plan, do not either expressly permit or prohibit this kind of exchange. Consequently, we are asking you to approve an amendment to each of the plans so that we can on a one-time basis offer the Stock Option Exchange Program for the reasons previously described.

The second plan amendment affects the Eastman Kodak Company 1990 Omnibus Long-Term Compensation Plan and the Eastman Kodak Company 1995 Omnibus Long-Term Compensation Plan. This amendment will allow us to reissue new options under these plans in exchange for those options that are cancelled. This is necessary because the term of each of these plans has expired. With the exception of our existing stock option plan, the 2000 Omnibus Long-Term Compensation Plan, any shares underlying surrendered stock options which are not regranted under the terms of the exchange program will be permanently cancelled and, therefore, will not be available for regrant.

The final plan amendment affects the Wage Dividend Plan and the Eastman Kodak Company 1995 Omnibus Long-Term Compensation Plan. Both plans presently prohibit shares related to awards that are cancelled from being reissued under the plan. We are asking your approval to amend both plans to except the awards granted under the Stock Option Exchange Program from this prohibition.

The Board of Directors recommends a vote FOR this proposal.

       BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  ----------------------------------------------------------------------------

                   Directors                       Number of Common Shares
             and Executive Officers               Owned on December 3, 2001
  ----------------------------------------------------------------------------
     Richard S. Braddock                             21,247 /(a) (b)/
  ----------------------------------------------------------------------------
     William W. Bradley                                 536
  ----------------------------------------------------------------------------
     Robert H. Brust                                 80,619 /(b)/
  ----------------------------------------------------------------------------
     Daniel A. Carp                               726,286// /(b) (c)/
  ----------------------------------------------------------------------------
     Martha Layne Collins                          14,603// /(a) (b)/
  ----------------------------------------------------------------------------
     Martin M. Coyne                                157,794 /(b)/
  ----------------------------------------------------------------------------
     Timothy M. Donahue                               2,380 /(a)/
  ----------------------------------------------------------------------------
     Alice F. Emerson                                16,460 /(a) (b)/
  ----------------------------------------------------------------------------
     Paul E. Gray                                  14,303// /(a) (b)/
  ----------------------------------------------------------------------------
     Durk I. Jager                                   12,410 /(a) (b)/
  ----------------------------------------------------------------------------
     Debra L. Lee                                   6,469// /(b)/
  ----------------------------------------------------------------------------
     Delano E. Lewis                                    558
  ----------------------------------------------------------------------------
     Michael P. Morley                              242,888 /(b) (c)/
  ----------------------------------------------------------------------------
     Hector de J. Ruiz                                3,528
  ----------------------------------------------------------------------------
     Patricia F. Russo                              100,000
  ----------------------------------------------------------------------------
     Eric L. Steenburgh                            78,295// /(b) (c)/
  ----------------------------------------------------------------------------
     Laura D'Andrea Tyson                           7,152// /(a) (b)/
  ----------------------------------------------------------------------------
     Richard A. Zimmerman                          18,449// /(a) (b)/
  ----------------------------------------------------------------------------
     All Directors and Executive Officers as a
       Group (32), including the above          2,585,502// /(a) (b) (c) (d)/

(a) Includes the following Kodak common stock equivalents, which are held in the Deferred Compensation Plan for Directors: R. S. Braddock - 5,529; M. L. Collins - 7,403; T. M. Donahue - 380; A. F. Emerson -9,927; P. E. Gray - 7,303; D. I. Jager - 5,410; L. D. Tyson - 790; and R. A. Zimmerman -8,103;
    and all directors and executive officers as a group - 45,203.

(b) Includes the following number of shares which may be acquired by exercise of stock options: R. S. Braddock - 4,000; R. H. Brust - 55,990; D. A. Carp
    - 595,494; M. L. Collins - 4,000; M. M. Coyne - 129,458; A. F. Emerson -
    4,000; P. E. Gray - 4,000; D. I. Jager - 4,000; D. L. Lee - 4,000; M. P.
    Morley -205,344; H. de J. Ruiz - 2,000; E. L. Steenburgh - 38,168; L. D.
    Tyson - 4,000; R. A. Zimmerman - 4,000; and all directors and executive officers as a group - 1,952,401.

(c) Includes the following Kodak common stock equivalents, receipt of which are deferred: D. A. Carp - 80,209; M. P. Morley - 32,249; E. L. Steenburgh - 30,127; and all directors and executive officers as a group - 322,717.

(d) The total number of shares beneficially owned by all directors and executive officers as a group is less than one percent of the Company's outstanding shares.

The above table reports beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. This means all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The figures above include shares held for the account of the above persons in the Eastman Kodak Shares Program and the Kodak Employees' Stock Ownership Plan, and the interests, if any, of the above persons in the Kodak Stock Fund of the Eastman Kodak Employees' Savings and Investment Plan, stated in terms of Kodak shares.

                        COMPENSATION FOR THE YEAR 2000

Director Compensation

Annual Payments Non-employee directors receive:
  . $65,000 as a retainer, at least half of which must be taken in stock or deferred into stock units;
  . 2,000 stock options; and
  . reimbursement of out-of-pocket expenses for the meetings they attend. Employee directors receive no additional compensation for serving on the Board.

Deferred Compensation Non-employee directors may defer some or all of their compensation into a phantom Kodak stock account or into a phantom interest-bearing account. Seven directors deferred compensation in 2000. In the event of a change in control, the amounts in the phantom accounts will generally be paid in a single cash payment.

Life Insurance The Company provides $100,000 of group term life insurance to each non-employee director. This decreases to $50,000 at retirement or age 65, whichever occurs later.

Charitable Award Program This program was closed to new participants effective January 1, 1997. The program provides for a contribution by the Company of up to $1,000,000 following a director's death to a maximum of four charitable institutions recommended by the director. The individual directors derive no financial benefits from this program. It is funded by joint life insurance policies purchased by the Company and self-insurance. Each of the following non-employee directors continues to participate in the program: Messrs. Braddock and Zimmerman, Drs. Emerson and Gray, and Gov. Collins.

               COMPENSATION OF NAMED EXECUTIVE OFFICERS FOR 2000

The individuals named in the following table were the Company's Chief Executive Officer and the five other highest-paid executive officers during 2000. The figures shown include both amounts paid and amounts deferred.


                                         SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------

                                       Annual Compensation              Long-Term Compensation
                                 ----------------------------------------------------------------------

                                                                          Awards            Payouts
                                                                   ------------------------------------

                                                                               Securities
                                                         Other                   Under-
                                                         Annual    Restricted    lying                 All Other
  Name and                                              Compen-      Stock      Options/     LTIP      Compensa-
 Principal Position/(a)/    Year   Salary   Bonus/(b)/ sation/(c)/ Awards/(d)/    SARs    Payouts/(e)/ tion/(f)/
------------------------------------------------------------------------------------------------------------------

  G. M. C. Fisher           2000 $2,000,000 $  855,000  $    --    $        0   140,000       $0       $  288,874
  Chairman until 12/7/00    1999  2,000,000  2,520,000       --             0   155,998        0           32,390
                            1998  2,000,000  1,710,000       --             0   159,087        0        1,768,222
------------------------------------------------------------------------------------------------------------------
  D. A. Carp                2000  1,000,000    598,500       --            --   100,000        0                0
  Chairman,                 1999    817,308  1,020,000       --            --   102,223        0                0
  President & CEO           1998    741,250    545,063   30,334     1,476,800   401,402        0                0
------------------------------------------------------------------------------------------------------------------
  R. H. Brust               2000    492,764    225,720       --       467,542   228,000        0            1,269
  Executive Vice President
  & CFO
------------------------------------------------------------------------------------------------------------------
  E. L. Steenburgh          2000    588,457    258,552       --       467,000    40,000        0                0
  Executive Vice President  1999    569,231    432,000       --       523,504    36,872        0                0
                            1998    420,000    189,000       --       643,130         0        0                0
------------------------------------------------------------------------------------------------------------------
  M. M. Coyne               2000    449,449    400,075       --       409,375   146,000        0                0
  Executive Vice President  1999    384,996    325,004       --             0    24,176        0                0
                            1998    328,017    180,560       --             0    43,528        0                0
------------------------------------------------------------------------------------------------------------------
  M. P. Morley              2000    393,186    184,680       --             0    73,000        0                0
  Executive Vice President  1999    358,450    270,816       --       371,720    74,208        0                0
                            1998    344,189    166,250       --             0    43,582        0                0

(a) D. A. Carp became Chairman on December 8, 2000. R. H. Brust was hired on January 3, 2000. E. L. Steenburgh was hired on April 13, 1998. M. M. Coyne and M. P. Morley were Senior Vice Presidents until October 23, 2000, when they became Executive Vice Presidents. G.M.C Fisher retired on January 1, 2001.

(b) This column shows Management Variable Compensation Plan awards for services in the year indicated.

(c) Where no amount is shown, the value of personal benefits provided was less than the minimum amount required to be reported. For D. A. Carp the amount represents tax reimbursement associated with expatriate payments.

(d) The total number and value of restricted stock held as of December 31, 2000, for each named individual (valued at $39.38 per share) were: G. M. C. Fisher - 50,000 shares - $1,969,000; D. A. Carp - 45,679 shares -
    $1,798,839; R. H. Brust - 11,625 shares - $457,793; M. M. Coyne - 12,640 shares - $497,763; M. P. Morley - 27,867 shares - $1,097,402; E. L.
    Steenburgh - 26,631 shares - $1,048,729. The amount shown for D. A. Carp for 1998 represents 20,000 shares valued as of the date of grant (May 1, 1998) at $73.84 per share. The amount shown for R. H. Brust represents 11,625 shares valued as of the date of grant (January 3, 2000) at $40.2187 per share. The amount shown for E. L. Steenburgh represents 8,000 shares valued as of the date of grant (February 11, 2000) at $58.375 per share, 8,000 shares valued as of the date of grant (February 12, 1999) at $65.438 per share, and 10,000 shares valued as of the date of grant (April 13, 1998) at $64.313 per share. The amount shown for M. M. Coyne represents 10,000 shares valued as the date of grant (October 2, 2000) at $40.9375 per share. The amount shown for M. P. Morley represents 5,000 shares valued as of the date of grant (October 11, 1999) at $74.344 per share. Dividends are paid on restricted shares as and when dividends are paid on Kodak common stock.

(e) No awards were paid for the periods 1998-2000, 1997-1999 and 1996-1998 under the Performance Stock Program.

(f) For G. M. C. Fisher for 2000, this amount represents a payment in connection with the sale of his house in Rochester, NY; for 1999, this amount represents life insurance premiums; for 1998, this amount includes $1,738,382 of principal and interest forgiven by the Company with respect to two loans which were fully forgiven in 1998 and $29,840 for life insurance premiums. For R. H. Brust for 2000, this amount represents the company matching contribution to his account under the Eastman Kodak Employees' Savings and Investment Plan because he is a participant in the Company's cash balance feature of the Kodak Retirement Income Plan.


                  OPTION/SAR GRANTS IN LAST FISCAL YEAR (2000)
----------------------------------------------------------------------------------

                                INDIVIDUAL GRANTS
----------------------------------------------------------------------------------

                   Number of       Percentage
                  Securities        of Total
                  Underlying      Options/SARs
                   Options/        Granted to   Exercise or            Grant Date
                     SARs          Employees    Base Price  Expiration  Present
      Name        Granted/(a)/   in Fiscal Year  Per Share     Date    Value/(e)/
----------------------------------------------------------------------------------

 G. M. C. Fisher   140,000 /(b)/      1.17%      $55.1875    03/29/10  $2,389,800
----------------------------------------------------------------------------------

 D. A. Carp        100,000 /(b)/      0.84        55.1875    03/29/10   1,707,000
----------------------------------------------------------------------------------

 R. H. Brust        50,000 /(b)/      0.42        65.6250    01/02/10     967,000
                   150,000 /(c)/      1.26        65.6250    01/02/10   2,901,000
                    28,000 /(b)/      0.23        55.1875    03/29/10     477,960
----------------------------------------------------------------------------------

 E. L. Steenburgh   40,000 /(b)/      0.33        55.1875    03/29/10     682,800
----------------------------------------------------------------------------------

 M. M. Coyne        10,000 /(b)/      0.08        65.6250    01/02/10     193,400
                    36,000 /(b)/      0.30        55.1875    03/29/10     614,520
                   100,000 /(d)/      0.84        39.7500    10/23/10   1,195,000
----------------------------------------------------------------------------------

 M. P. Morley       23,000 /(b)/      0.19        55.1875    03/29/10     392,610
                    50,000 /(d)/      0.42        39.7500    10/23/10     597,500

(a) Termination of employment, for other than death or a permitted reason, prior to the first anniversary of the grant date results in forfeiture of the options. Thereafter, termination of employment prior to vesting results in forfeiture of the options unless the termination is due to retirement, death, disability or an approved reason. Vesting accelerates upon death.

(b) One third of the options vest on each of the first three anniversaries of the grant date.

(c) One fifth of the options vest on each of the first five anniversaries of the grant date.

(d) One half of the options vest on each of the first two anniversaries of the grant date.

(e) The present value of these options was determined using the Black-Scholes model of option valuation in a manner consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (2000)
                     AND FISCAL YEAR-END OPTION/SAR VALUES


----------------------------------------------------------------------------------------------
                                                  Number of
                                            Securities Underlying     Value of Unexercised
                                          Unexercised Options/SARs    In-the-Money Options/
                                             at Fiscal Year-End     SARs at Fiscal Year-End*
                                          ----------------------------------------------------
                    Number of
                 Shares Acquired  Value
      Name         on Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----------------------------------------------------------------------------------------------

G. M. C. Fisher           0      $      0  2,896,505     791,820      $     0        $0
----------------------------------------------------------------------------------------------

D. A. Carp           17,942       408,576    355,362     500,100       50,409         0
----------------------------------------------------------------------------------------------

R. H. Brust               0             0          0     228,000            0         0
----------------------------------------------------------------------------------------------

E. L. Steenburgh          0             0     12,872      64,012            0         0
----------------------------------------------------------------------------------------------

M. M. Coyne           1,879        20,291     91,420     175,702       18,089         0
----------------------------------------------------------------------------------------------

M. P. Morley              0             0    125,664     152,703            0         0

* Based on the closing price on the New York Stock Exchange - Composite Transactions of the Company's common stock on December 29, 2000, of $39.38 per share.

Long-Term Incentive Plan

Each February the Executive Compensation and Development Committee approves a three-year performance cycle under the Performance Stock Program. Participation in the program is limited to senior executives. The program's performance goal is total shareholder return equal to at least that earned by a company at the 50th percentile in terms of total shareholder return within the Standard & Poor's 500 Composite Stock Price Index.

After the close of a cycle, the Committee calculates the percentage earned of each participant's target award. No awards are paid unless the performance goal is achieved. Fifty percent of the target award is earned if the performance goal is achieved. One hundred percent is earned if total shareholder return for the cycle equals that of a company at the 60th percentile within the Standard & Poor's 500 Composite Stock Price Index.

The Committee has the discretion to reduce or eliminate the award earned by any participant based upon any criteria it deems appropriate. Awards are paid in the form of restricted stock, which restrictions lapse at age 60. The table below shows the threshold (i.e., attainment of the performance goal), target and maximum number of shares for the named executive officers for each cycle. No awards were earned for the 1998-2000 performance cycle as shown in the "LTIP Payouts" column of the Summary Compensation Table shown on page 13.


                LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR (2000)
----------------------------------------------------------------------------------------------
                                                            Estimated Future Payouts Under
                                                              Non-Stock Price-Based Plans
                                                          ------------------------------------
                        Number of       Performance or
                      Shares, Units   Other Period Until   Threshold    Target      Maximum
       Name          or Other Rights Maturation or Payout # of Shares # of Shares # of Shares
----------------------------------------------------------------------------------------------

   G. M. C. Fisher         N/A            1998-2000          6,750      13,500      20,250
                                          1999-2001*         6,667      13,334      20,000
                                          2000-2002*         3,334       6,661      10,000
----------------------------------------------------------------------------------------------
   D. A. Carp              N/A            1998-2000          4,250       8,500      12,750
                                          1999-2001          4,250       8,500      12,750
                                          2000-2002         10,000      20,000      30,000
----------------------------------------------------------------------------------------------
   R. H. Brust             N/A            1998-2000*           875       1,750       2,625
                                          1999-2001*         1,750       3,500       5,250
                                          2000-2002          2,625       5,250       7,875
----------------------------------------------------------------------------------------------
   E. L. Steenburgh        N/A            1998-2000*         3,014       6,027       9,041
                                          1999-2001          3,400       6,800      10,200
                                          2000-2002          3,400       6,800      10,200
----------------------------------------------------------------------------------------------
   M. M. Coyne             N/A            1998-2000          1,650       3,300       4,950
                                          1999-2001          1,813       3,625       5,438
                                          2000-2002          1,813       3,625       5,438
----------------------------------------------------------------------------------------------
   M. P. Morley            N/A            1998-2000          1,813       3,625       5,438
                                          1999-2001          1,813       3,625       5,438
                                          2000-2002          1,813       3,625       5,438

* Individuals who participate for less than the full performance cycle are eligible for a prorated award based upon the length of their participation.

Employment Contracts and Arrangements

George M. C. Fisher - The Company employed Mr. Fisher under an employment contract that terminated on December 31, 2000. In addition to information found elsewhere in this Proxy Statement, the contract, as amended, provided credit for years of service under the Company's benefit plans, including 22 years of deemed service and five additional years of age for the retirement plan. The pension benefit paid to Mr. Fisher was reduced by the pension paid to him by his prior employer.

The contract also provided Mr. Fisher the following benefits after his retirement from the Company:
   . use of office facilities and secretarial assistance;
   . use of the Company's aircraft for certain business travel;
   . limited use for personal purposes of the Company's aircraft during the two-year period immediately following his retirement;
   . life insurance coverage of $3 million;
   . retiree coverage under the Company's health and dental plans.

Following his retirement, Mr. Fisher retained both his stock option and restricted stock awards.

Daniel A. Carp - Effective December 10, 1999, the Company entered into a letter agreement with Mr. Carp providing for his employment as President and Chief Executive Officer. The letter agreement provides for a base salary of $1,000,000, subject to annual adjustment, and a target annual bonus of 105% of his base salary. Mr. Carp's compensation will be reviewed annually by the Executive Compensation and Development Committee. In light of Mr. Carp's promotion to Chairman in December 2000, the Executive Compensation and Development Committee approved an increase to Mr. Carp's target annual bonus to 145% of his base salary.

If the Company terminates Mr. Carp's employment without cause, Mr. Carp will be permitted to retain his stock options and restricted stock. He will also receive severance pay equal to three times his base salary plus target annual bonus and prorated awards under the Company's bonus plans. The letter agreement also provides that for pension purposes, Mr. Carp will be treated as if he were age 55, if he is less than age 55 at the time of his termination, or age 60, if he is age 55 or older but less than age 60, at the time of his termination of employment.

In the event of Mr. Carp's disability, he will receive the same severance pay as he would receive upon termination without cause; except it will be reduced by the present value of any Company-provided disability benefits he receives. The letter agreement also states that upon Mr. Carp's disability, he will be permitted to retain all of his stock options.

Eric L. Steenburgh - In April 1998, the Company hired Mr. Steenburgh under an offer letter dated March 12, 1998. If, during the first five years of Mr. Steenburgh's employment, the Company terminates his employment without cause, or if Mr. Steenburgh voluntarily terminates employment for good reason, he will receive severance pay equal to one times his base salary plus target annual bonus. After he has been employed for five years, Mr. Steenburgh will be credited with 20 extra years of service for pension purposes.

Robert H. Brust - The Company employed Mr. Brust under an offer letter dated December 20, 1999. In addition to the information provided elsewhere in this Proxy Statement, the offer letter provides Mr. Brust a special severance benefit. If during the first five years of Mr. Brust's employment, the Company terminates his employment without cause, he will receive severance pay equal to one times his base salary plus target annual bonus. After completing five years of service with the Company, Mr. Brust will be allowed to keep his stock options upon his termination of employment for other than cause.

Change in Control Arrangements

The Company maintains a change in control program to provide severance pay and continuation of certain welfare benefits for virtually all U.S. employees. A "change in control" is generally defined under the program as:
    . the incumbent directors cease to constitute a majority of the Board, unless the election of the new directors was approved by at least two-thirds of the incumbent directors then on the Board;
    . the acquisition of 25% or more of the combined voting power of the
      Company's then outstanding securities;
    . a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's shareholders; or
    . a vote by the shareholders to completely liquidate or dissolve the Company.

The purpose of the program is to assure the continued employment and dedication of all employees without distraction from the possibility of a change in control. The program provides for severance payments and continuation of certain welfare benefits to eligible employees whose employment is terminated, either voluntarily with "good cause" or involuntarily, during the two-year period following a change in control. The amount of the severance pay and length of benefit continuation is based on the employee's position. Each of the named executive officers would be eligible for severance pay equal to three times his base salary plus target annual bonus award. In addition, each named executive officer would be eligible to participate in the Company's medical, dental, disability and life insurance plans until the first anniversary of the date of his termination of employment. The Company's change in control program also requires, subject to certain limitations, tax gross-up payments to all employees to mitigate any excise tax imposed upon the employee under the Internal Revenue Code.

Another component of the program provides enhanced benefits under the Company's retirement plan. Any participant whose employment is terminated, for a reason other than death, disability, cause or voluntary resignation, within five years of a change in control is given up to five additional years of service. In addition, where the participant is age 50 or over on the date of the change in control, up to five additional years of age is given for the following plan purposes:
    . to determine eligibility for early and normal retirement;
    . to determine eligibility for a vested right; and . to calculate the amount of retirement benefit.

The actual number of years of service and years of age that is given to such a participant decreases proportionately depending upon the number of years that elapse between the date of a change in control and the date of the participant's termination of employment. If the plan is terminated within five years after a change in control, the benefit for each participant will be calculated as indicated above.

In the event of a change in control which causes the Company's stock to cease active trading on the New York Stock Exchange, the Company's compensation plans will generally be affected as follows:
    . under the Executive Deferred Compensation Plan, each participant will be paid the amount in his or her account;
    . under the Management Variable Compensation Plan, each participant will be paid a pro rata target award for the year in which the change in control occurs;
    . under the Performance Stock Program, each participant will be awarded a pro rata target award for each pending performance cycle and all awards will be cashed out based on the change in control price;
    . under the Company's stock option plans, all outstanding options will vest in full and be cashed out based on the difference between the change in control price and the option's exercise price; and
    . under the Company's restricted stock programs, all of the restrictions on the stock will lapse and the stock will be cashed out based on the change in control price.

Retirement Plan

The Company funds a tax-qualified defined benefit pension plan for virtually all U.S. employees. Effective January 1, 2000, the Company amended the plan to include a cash balance feature. All of the named executive officers, with the exception of Mr. Brust, participate in the non-cash balance portion of the plan. The cash balance feature covers all new employees hired after March 31, 1999, including Mr. Brust.

Retirement income benefits are based upon an employee's average participating compensation (APC). The plan defines APC as one third of the sum of the employee's participating compensation for the highest consecutive 39 periods of earnings over the 10-year period ending immediately prior to retirement or termination of employment. Participating compensation, in the case of the named executive officers in the Summary Compensation Table, is base salary and Management Variable Compensation Plan awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee's years of accrued service by the sum of (a) 1.3% of APC, plus (b) 0.3% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. The normal form of benefit is an annuity, but a lump sum payment is available in limited situations.


             PENSION PLAN TABLE - Annual Retirement Income Benefit
                   Straight Life Annuity Beginning at Age 65
  -----------------------------------------------------------------------------

                                      Years of Service
               ----------------------------------------------------------------

  Remuneration    2         20         25         30         35         40
  -----------------------------------------------------------------------------
   $  500,000  $ 16,000 $  160,000 $  200,000 $  240,000 $  280,000 $  294,000
  -----------------------------------------------------------------------------
    1,000,000    32,000    320,000    400,000    480,000    560,000    588,000
  -----------------------------------------------------------------------------
    1,500,000    48,000    480,000    600,000    720,000    840,000    882,000
  -----------------------------------------------------------------------------
    2,000,000    64,000    640,000    800,000    960,000  1,120,000  1,176,000
  -----------------------------------------------------------------------------
    2,500,000    80,000    800,000  1,000,000  1,200,000  1,400,000  1,470,000
  -----------------------------------------------------------------------------
    3,000,000    96,000    960,000  1,200,000  1,440,000  1,680,000  1,764,000
  -----------------------------------------------------------------------------
    3,500,000   112,000  1,120,000  1,400,000  1,680,000  1,960,000  2,058,000
  -----------------------------------------------------------------------------
    4,000,000   128,000  1,280,000  1,600,000  1,920,000  2,240,000  2,352,000
  -----------------------------------------------------------------------------
    4,500,000   144,000  1,440,000  1,800,000  2,160,000  2,520,000  2,646,000
  -----------------------------------------------------------------------------
    5,000,000   160,000  1,600,000  2,000,000  2,400,000  2,800,000  2,940,000

NOTE: For purposes of this table, Remuneration means APC. To the extent that an employee's annual retirement income benefit exceeds the amount payable from the Company's funded plan, it is paid from one or more unfunded supplementary plans.

The following table shows the years of service credited as of December 31, 2000, to each of the named executive officers. This table also shows the amount of each named executive officer's APC at the end of 2000, except for Mr. Brust who participates in the cash balance feature.

                                RETIREMENT PLAN

-------------------------------------------------------------------------
       Name          Years of Service Average Participating Compensation
-------------------------------------------------------------------------
  G. M. C. Fisher           29/(a)/               $3,794,998
-------------------------------------------------------------------------
  D. A. Carp                30                     1,372,617
-------------------------------------------------------------------------
  E. L. Steenburgh           2/(b)/                  700,440
-------------------------------------------------------------------------
  M. M. Coyne               18                       580,000
-------------------------------------------------------------------------
  M. P. Morley              36                       530,780

(a) Mr. Fisher was credited with 22 extra years of service for purposes of calculating his retirement benefit; any pension benefit payable is offset by any pension paid by his previous employer.

(b) After Mr. Steenburgh has been employed for five years, he will be credited with 20 extra years of service for purposes of calculating his retirement benefit.

Cash Balance Feature

Under the cash balance feature of the Company's pension plan, the Company establishes an account for each participating employee. Every month the employee works, the Company credits the employee's account with an amount equal to four percent of the employee's monthly pay. In addition, the ongoing balance of the employee's account earns interest at the 30-year Treasury bond rate. To the extent federal laws place limitations on the amount of pay that may be taken into account under the plan, four percent of the excess pay is credited to an account established for the employee in an unfunded supplementary plan. If a participating employee leaves the Company and is vested (five or more years of service), the employee's account balance will be distributed to the employee in the form of a lump sum or monthly annuity. If the participating employee's account balance exceeds $5,000, the employee also has the choice of leaving his or her account balance in the plan to continue to earn interest.

In addition to the benefits described above, Mr. Brust is covered under a special supplemental pension arrangement established under his December 20, 1999, offer letter. The supplemental pension arrangement provides Mr. Brust a single life annuity of $12,500 per month upon his retirement if he remains employed with the Company for at least five years. The $12,500 monthly annuity will be offset by Mr. Brust's cash balance benefit and by all other Company-paid retirement income benefits provided to Mr. Brust.

                     REPORT OF THE EXECUTIVE COMPENSATION
                           AND DEVELOPMENT COMMITTEE
                 (for the fiscal year ended December 31, 2000)

Role of the Committee

The Executive Compensation and Development Committee is made up of four independent members of the Board. The Committee members are neither employees nor former employees of the Company. The functions of the Committee include:
    . reviewing the executive compensation strategy, . reviewing the design of the executive compensation program, . overseeing the administration of the executive compensation plans, . monitoring and overseeing the career development of executives, . annually establishing performance commitments for the CEO, executive officers and key management,
    . reviewing performance annually and determining the individual elements of total compensation for the CEO and other designated executives, and . reviewing at least annually diversity representation at the senior and mid-management levels.

Principles of Executive Compensation

The Company's executive compensation program is designed to:
    . tie compensation to performance that is consistent with the Company's values and increases shareholder value,
    . attract and retain employees needed to meet the Company's growth and performance objectives,
    . set the total compensation of executives at market competitive levels, . link compensation to both short and long-term performance, . place a significant portion of each executive's compensation at risk; the more senior an executive's position, the more compensation should be at risk, and
    . link the interests of executives with our owners through stock ownership.

Executive Compensation Practices

Each year, the Company participates in surveys prepared by outside consultants. The companies included in these surveys are those the Company competes with for executive talent. Most, but not all, of these companies are included in the Dow Jones Industrial Index shown in the Performance Graph on page 25. Based largely on the median compensation of these surveyed companies, the Committee sets the target compensation of senior executives.

Components of Executive Compensation Program

The components of the executive compensation program are:
    . base salary,
    . short-term bonus, and
    . long-term incentives.

Base Salary: Base salary is the only fixed portion of an executive's compensation. Each executive's base salary is reviewed annually based on (1) a compensation range which corresponds to the executive's job responsibilities; and (2) the executive's individual performance.

The Company measures individual performance in large part through the management appraisal process. This process evaluates performance against a combination of financial and non-financial goals established in the following three areas:
    . shareholder satisfaction,
    . customer satisfaction, and
    . employee satisfaction.

The other portion of the management appraisal process measures an executive's performance relative to the six Company values:
    . respect for the dignity of the individual, . integrity,
    . trust,
    . credibility,
    . continuous improvement and personal renewal, and . recognition and celebration.

Short-Term Bonus: Under the short-term bonus plan, a target bonus is set annually for each executive. The target, which is a percentage of base salary, varies depending on the executive's duties and responsibilities. For 2000, target bonuses ranged from 25% of base salary to 105% of base salary for the CEO.

The plan's performance measure is Economic Profit/Economic Value Added. Using this measure, the Committee establishes at the beginning of each year a performance formula for the year. Based on Company performance for the year, this formula determines the size of the award pool for the year. The Committee awards bonuses from the award pool using in large part the results of the management appraisal process. The total award pool does not have to be awarded. The Committee has the authority to carry over unused award pool funds to subsequent years.

Based chiefly on the Company's failure to achieve its financial goals, the Committee awarded short-term bonuses for 2000 that were on the whole substantially below target. The Summary Compensation Table on page 13 lists for 2000 the awards for the named executive officers.

Long-Term Incentives: Long-term compensation is delivered through stock options, the Performance Stock Program and restricted stock.

The Company maintains a management stock option program. Stock options encourage executives to act as owners, which helps to further align their interests with the interests of our shareholders. The Committee generally grants stock options once a year under this program. The options are priced at 100% of the fair market value of the Company's stock on the day of grant. The options vest within three years and expire ten years from the date of grant. The Company bases target grants on the median survey values of the companies it surveys. Grants to individual executives are then adjusted using in large part the results of the management appraisal process.

The Performance Stock Program places a portion of top executives' long-term compensation at risk. The program measures performance over a three-year period based on the Company's total shareholder return relative to those companies within the Standard & Poor's 500 Composite Price Index. A description of the program, as well as the threshold, target and maximum awards for the named executive officers appears on page 17. Based on the Company's performance over the three-year performance cycle ending in 2000, no awards were paid for this cycle.

From time to time, the Company grants restricted stock awards to selected executives. These awards are generally made to either (1) induce the recipients to remain with or to become employed by the Company; or (2) recognize exceptional performance.

Share Ownership Program

The interests of the Company's executives must be consistent with those of its shareholders. The Company aims to link these interests by encouraging stock ownership by its executives.

One program designed to meet this objective is the Company's share ownership program. Under this program, each senior executive is required to own stock of the Company worth a multiple of his or her base salary. These

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multiples range from one times base salary to four times base salary for the
CEO. The program applies to approximately 24 senior executives, all of whom have either satisfied or are on track to satisfy the requirements.

Chief Executive Officer Compensation

Mr. Carp was named Chief Executive Officer on January 1, 2000. Coincident with this promotion, the Company entered into an agreement with Mr. Carp concerning his compensation. The terms of this agreement are described on page 18. Below is a description of Mr. Carp's compensation for 2000.

Base Salary: Mr. Carp received a base salary of $1,000,000 as required under his agreement with the Company.

Short-Term Bonus: The Committee used the results of the management appraisal process to determine the CEO's short-term bonus for 2000. Mr. Carp's award is listed in the Summary Compensation Table on page 13. Based primarily on the Company's inability to achieve its financial goals, the Committee awarded Mr. Carp a short-term bonus well below his target award.

Stock Options: In March of 2000, the Committee awarded Mr. Carp his target award of 100,000 shares under the Company's management stock option program.

Performance Stock Program: Based on the Company's financial performance over the three-year period ending in 2000, Mr. Carp did not receive an award for the 1998-2000 performance cycle.

Election as Chairman: On December 7, 2000, the Board elected Mr. Carp its Chairman. As a result of this promotion, the Committee reviewed Mr. Carp's compensation. The Committee did not adjust Mr. Carp's base salary of $1,000,000. The Committee did, however, increase Mr. Carp's target award under the short-term bonus plan from 105% to 145% of base salary and under the management stock option program from 100,000 to 140,000 shares. To recognize Mr. Carp's promotion, the Committee granted him, effective January 12, 2001, a stock option award of 160,000 shares and an award of 20,000 shares of restricted stock.

Leadership and Development

The Committee reviewed the Company's leadership and organization development plans, as well as the Company's profiles for succession candidates. It also discussed the Company's leadership and development strategies. These are designed to provide leaders capable of creating effective organizations and executing business strategies that will drive the success of the Company. In addition, the Committee reviewed diversity activities and goals as part of the Company's diversity program.

Company Policy on Qualifying Compensation

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1,000,000 paid to any of the named executive officers that are employed at year end. The Committee believes that it is generally in the Company's best interests to comply with Section 162(m). The Committee also believes, however, that there may be circumstances in which the Company's interests are best served by maintaining flexibility, whether or not compensation is fully deductible under Section 162(m).

   Richard S. Braddock, Chairman
   Alice F. Emerson
   Durk I. Jager
   John J. Phelan, Jr.

March 22, 2001

24

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                    PERFORMANCE GRAPH - SHAREHOLDER RETURN

The following graph compares the performance of the Company's common stock with the performance of the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Index, by measuring the changes in common stock prices from December 31, 1995, to December 31, 2000, plus assumed reinvested dividends.




                 [CHART]

   Date          EK      S&P    DJIA
----------      -----   -----   -----
12/31/1995      100     100     100
12/31/1996      122.4   122.7   128.6
12/31/1997       94.5   163.3   160.4
12/31/1998      115.3   209.6   189.3
12/31/1999      108.8   253.3   240.5
12/31/2000       66.8   230.5   225.1



The graph assumes that $100 was invested on December 31, 1995, in each of the Company's common stock, the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective market capitalizations, measured at the beginning of each relevant time period.

By Order of the Board of Directors

/s/ Joyce P. Haag
Joyce P. Haag
Secretary and Assistant General Counsel
Eastman Kodak Company
December 31, 2001

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